Exhibit 99.1

Media Relations Department P.O. Box 1734, Atlanta, GA 30301 Telephone (404) 676-2121

CONTACT:    Investors: Jackson Kelly

(404) 676-7563

Media:  Dana Bolden

(404) 676-2683

pressinquiries@na.ko.com

THE COCA-COLA COMPANY REPORTS
2009 FOURTH QUARTER AND FULL YEAR RESULTS

Today, our Company reports continued worldwide unit case volume growth in 2009, which drove share gains in sparkling, still and total nonalcoholic ready-to-drink beverages for the year, and full year profit growth in line with our long-term target.

•                  Strong worldwide unit case volume growth of 5% in the quarter and 3% for the full year, in line with our long-term volume target, and driven by international volume growth of 6% in the quarter and 4% for the full year.

•                  Fourth quarter reported EPS was $0.66, up 53%, with comparable EPS up 3% to $0.66.  Full year reported EPS was $2.93, up 18%, while comparable EPS was down 3% to $3.06 reflecting a negative currency impact.

•                  Reported operating income increased 4% in the quarter, and decreased 3% for the full year.  Comparable currency neutral operating income was even for the quarter, and grew 7% for the full year, in line with our long-term target.

•                  Strong cash flow generation continued, with full year cash from operations up 8% to $8.2 billion.

•                  Global nonalcoholic ready-to-drink beverage volume and value share gains continued for the tenth consecutive quarter.

•                  Productivity initiatives are well on track to achieve our goal of $500 million in annualized savings by year-end 2011, with more than half of the savings realized by year-end 2009.

ATLANTA, Feb. 9, 2010 — The Coca-Cola Company reports solid fourth quarter 2009 operating results, with unit case volume increasing 5%, successfully cycling 4% growth in the prior year quarter.  For the full year, unit case volume increased 3%, in line with our long-term volume target.  Internationally, we achieved broad-based unit case volume growth of 6% in the fourth quarter, cycling 6% growth in the prior year quarter.  In the quarter, unit case volume increased strongly in key emerging markets (China +29%, India +20%), developing markets (Brazil +8%, Mexico +4%) and developed markets (France +12%, Germany +3%).  Further, in the 118 countries with per capita consumption of Company products less than 150 eight-ounce servings per year, we achieved 12% unit case volume growth in the quarter.

We gained volume and value share globally in nonalcoholic ready-to-drink (NARTD) beverages for the tenth consecutive quarter with share gains across most key categories.  For the year, we gained volume and value share in total NARTD beverages as well as in both the sparkling and still beverage categories.  The combined power of the global “Open Happiness” campaign and the strength of holiday programs drove growth in brand Coca-Cola.  Brand Coca-Cola unit case volume grew a solid 4% in the quarter, with strong growth across global  markets, including 22% in India, 13% in China, 12% in France, 5% in Mexico and 4% in Germany.  Total sparkling beverage unit case volume increased 3% in the quarter, with international sparkling beverage unit case volume increasing 5%, cycling 4% growth in the prior year quarter.  Total still beverage unit case volume increased 9% in the quarter, led by growth across the portfolio, including juices and fruit stills, teas and water brands.  Still beverage unit case volume increased 14% internationally and was even in North America.

“We ended this year on a high note, delivering global volume and value share gains, comparable currency neutral revenue growth, improved productivity and increased cash flows,” said Muhtar Kent, Chairman and Chief Executive Officer, The Coca-Cola Company.

“In a year marked by unprecedented economic uncertainty, our foundation – leading brands, unmatched global footprint, great bottling partners and a solid financial position – proved that we have the right ingredients for growth even under challenging economic conditions.  Early last year we committed to align our Company and our system to emerge from this global crisis stronger.  Our performance results for the year underscore that we are doing just that.  Now, with our 2020 Vision as our roadmap, we look forward to entering our next decade of growth as we work closely together with our bottling partners to usher in a new era of winning for the Coca-Cola system.”

FINANCIAL HIGHLIGHTS

•                  Fourth quarter 2009 reported net revenues increased 5% and were impacted by six fewer selling days, which offset the impact of five additional selling days in first quarter 2009 results.  Excluding the impact of six fewer selling days, we estimate that fourth quarter currency neutral net revenues would have been in line with our long-term target.  Reported net revenues for the full year decreased 3%.  Excluding structural changes, full year net revenues increased 4% on a comparable currency neutral basis.

•                  Fourth quarter 2009 reported operating income increased 4%, and comparable currency neutral operating income was even.  Excluding the impact of six fewer selling days, we estimate that fourth quarter comparable currency neutral operating income would have been ahead of our long-term target.  Reported operating income for the full year decreased 3%.  Comparable currency neutral full year operating income increased 7%, in line with our long-term growth target.  This was driven by a continued strong focus on cost management and the leveraging of productivity initiatives.

•                  Cash from operations for the full year increased 8% to $8.2 billion, and we repurchased $1.5 billion of our stock for the full year.

OPERATING REVIEW

	Three Months Ended December 31, 2009
	% Favorable / (Unfavorable)
	Unit Case Volume	Net Revenues	Operating Income	Comparable Currency Neutral Operating Income
Total Company	5	5	4	0

Eurasia & Africa	5	7	11	7
Europe	1	1	(1)	(1)
Latin America	7	19	11	16
North America	(1)	(4)	(7)	(10)
Pacific	11	5	5	3
Bottling Investments	13	12	72	17

	Year Ended December 31, 2009
	% Favorable / (Unfavorable)
	Unit Case Volume	Net Revenues	Operating Income	Comparable Currency Neutral Operating Income
Total Company	3	(3)	(3)	7

Eurasia & Africa	4	(6)	(3)	12
Europe	(1)	(10)	(7)	4
Latin America	6	1	(3)	15
North America	(2)	0	7	7
Pacific	7	4	2	(2)
Bottling Investments	2	(7)	(32)	23

Eurasia & Africa

•                  Our Eurasia and Africa Group’s unit case volume increased 5% in the quarter, cycling 7% growth in the prior year quarter.  Full year unit case volume increased 4%, cycling 7% growth in the prior year.  Net revenues for the quarter increased 7%, reflecting a 6% increase in concentrate sales and a positive currency impact, partially offset by the impact of six fewer selling days in the quarter as well as negative price/mix.  Reported operating income increased 11% in the quarter.  Comparable currency neutral operating income increased 7% in the quarter due to the increase in concentrate sales and focused expense management.  For the full year, reported operating income decreased 3%, while comparable currency neutral operating income increased 12% as the group continued to focus on driving favorable operating leverage.

•                  In Eurasia and Africa, sparkling beverages increased 4% and still beverages increased 9% in the quarter, with brand Coca-Cola growing 2%.  The growth in unit case volume was led by a 20% increase in India, cycling a 28% increase in the prior year quarter.  Africa also reported strong unit case volume growth in the quarter with the East and Central Region growing 12%, cycling 5% growth in the prior year quarter, and the North and West Region also growing 12%, cycling 6% growth in the prior year quarter.  Russia gained share in total NARTD beverages and in sparkling beverages for the year while reporting a unit case volume decline of 13% in the quarter and a decline of 14% for the year.  The results in Russia continue to reflect the impact of a challenging economic environment.

•                  In the quarter, Eurasia and Africa gained share in NARTD beverages.  India gained volume and value share across most categories, including sparkling, still and juice and juice drinks.

Europe

•                  Our Europe Group’s unit case volume increased 1% in the quarter, cycling 2% growth in the prior year quarter, demonstrating sequential improvement relative to the first nine months of the year in very challenging economic conditions.  Unit case volume for the year decreased 1%, cycling 3% growth in the prior year.  Net revenues for the quarter increased 1%, primarily driven by a 6% positive currency impact partially offset by a 5% decline in concentrate sales as a result of six fewer selling days in the quarter.  Reported operating income decreased 1% in the quarter, with comparable currency neutral operating income also decreasing 1% on lower concentrate sales, partially offset by tight expense management.  For the full year, reported operating income is down 7% while comparable currency neutral operating income increased 4% as the group continues to drive efficiencies and effectiveness in overall SG&A spend.

•                  Unit case volume growth in the quarter was driven by France, Great Britain, Germany and Italy, with strong growth in brand Coca-Cola.  This growth was partially offset by results in Eastern Europe which continue to be impacted by challenging economic conditions.

•                  In the quarter, Europe gained value share in total NARTD beverages as did Spain, France, Germany, Great Britain and Italy.  For the full year, we achieved both volume and value share gains in Europe and across most key countries.

Latin America

•                  Our Latin America Group continued to deliver strong unit case volume growth with 7% growth in the quarter, cycling 6% growth in the prior year quarter.  Unit case volume for the year increased 6%, cycling 8% growth in the prior year.  Net revenues for the quarter increased 19%, primarily due to a high single-digit benefit from price/mix, combined with 4% concentrate sales growth and a positive currency impact, partially offset by the impact of six fewer selling days in the quarter.  Reported operating income was up 11% in the quarter, with comparable currency neutral operating income up 16%, primarily reflecting the solid revenue growth and consistent investment behind both our sparkling and still brands.  For the full year, reported operating income was down 3%, but was up 15% on a comparable currency neutral basis due to continued favorable volume and pricing.

•                  Strong unit case volume growth in the quarter was led by an 8% increase in Brazil, a 4% increase in Mexico and an 18% increase in our Latin Center Region.

•                  Latin America delivered growth across the portfolio with sparkling beverages increasing 5% and still beverages increasing 20% in the quarter.  Sparkling beverage growth was led by brand Coca-Cola with 7% growth in the quarter.

•                  In the quarter and for the full year, the Latin America Group gained volume and value share in total NARTD beverages and across most key countries.  In addition, the group posted volume and value share gains in both the sparkling and still categories.

North America

•                  Our North America Group’s unit case volume declined 1% in the quarter primarily due to continued macroeconomic pressures impacting consumer spending and foodservice traffic.  Full year unit case volume decreased 2%.  Net revenues for the quarter decreased 4%, reflecting a 6% decrease in concentrate sales as a result of six fewer selling days in the quarter, partially offset by a 1% positive currency impact and a 1% positive impact from price/mix.  Reported operating income decreased 7% in the quarter, reflecting the impact of lower concentrate sales, and increased 7% for the year.  Comparable currency neutral operating income decreased 10% in the quarter, but increased 7% for the year driven by business mix and productivity savings.

•                  Unit case volume for sparkling beverages declined 2% in the quarter, as consumer spending continues to be impacted by unemployment and economic uncertainty.  Brand Coca-Cola has continued to increase its favorite brand score advantage versus the competition among the important teen and mom consumer segments.  Coca-Cola Zero delivered double-digit unit case volume growth in the quarter, achieving 15 consecutive quarters of double-digit growth.

•                  Still beverage unit case volume was even in the quarter.  Still beverage volume in our Foodservice and Hospitality business continued to grow, driven by innovation and new segmented customer offerings in our tea portfolio.

•                  In the quarter, North America gained value share in NARTD beverages for the fifth consecutive quarter, with both volume and value share gains for the full year.  Still beverages also gained value share for the fifth consecutive quarter, led by strong performance in our Foodservice and Hospitality business, Trademark Simply and Fuze.  Trademark Simply and Minute Maid continued to perform strongly with new flavor innovations and expanded availability, contributing to volume and value share gains in the juice and juice drinks category for both the quarter and the full year.  In 2009, Simply became our Company’s 14th billion dollar brand.

Pacific

•                  Our Pacific Group delivered unit case volume growth of 11% in the quarter, cycling 9% growth in the prior year quarter.  Full year unit case volume increased 7%, cycling 8% growth in the prior year.  Net revenues for the quarter increased 5%, reflecting an 8% increase in concentrate sales and a 7% positive impact from currencies, partially offset by the impact of six fewer selling days in the quarter as well as negative country and channel mix.  Reported operating income increased 5% in the quarter.  Comparable currency neutral operating income increased 3% in the quarter, reflecting higher concentrate sales partially offset by negative country and channel mix, primarily in Japan.  For the full year, reported operating income increased 2%, but declined 2% on a comparable currency neutral basis as a result of the same country and channel mix drivers.

•                  Pacific delivered unit case volume growth across the portfolio with sparkling beverages increasing 9% and still beverages increasing 15% in the quarter.  Importantly, brand Coca-Cola grew 11% in the quarter.  Unit case volume growth was led by China, Thailand, Australia, the Philippines, Korea and Vietnam.  In the quarter, Pacific gained volume and value share in total NARTD beverages.

•                  In China, unit case volume grew 29% in the quarter driven by strong double-digit growth in Minute Maid Pulpy and the successful launch of Minute Maid Pulpy Super Milky, the Company’s first entry into the value-added dairy segment.  Trademark Sprite was also up double digits, and brand Coca-Cola was up 13%.  China achieved volume and value share gains in total NARTD beverages as well as the sparkling and still categories in both the quarter  and full year.

•                  In Japan, unit case volume declined 4% in the quarter reflecting the continued weak economy and unfavorable weather.  However, our business in Japan continued to outperform the NARTD industry, resulting in the seventh consecutive quarter of share gains.  Importantly, Coca-Cola Zero maintained its strong momentum with unit case volume growth of 23% in the quarter, and I LOHAS mineral water in new lightweight eco-friendly crushable PET bottles has gained volume and value share in this competitive category.

Bottling Investments

•                  Our Bottling Investments Group’s unit case volume increased 13% in the quarter, primarily driven by strong growth in China, India and the Philippines.  Net revenues for the quarter increased 12%, primarily reflecting the increase in unit case volume and a high single-digit currency benefit, partially offset by negative country mix.  Reported operating income increased 72% in the quarter while comparable currency neutral operating income increased 17%, primarily driven by the increase in volume and disciplined expense management.  For the full year, reported operating income was down 32%, but was up 23% on a comparable currency neutral basis as volume and favorable cost of goods continued to fuel growth.

FINANCIAL REVIEW

Net revenues for the quarter increased 5%, driven by a 5% positive currency impact and a 1% increase in concentrate sales, offset by a 1% negative impact from price/mix.  While net revenue was favorably impacted during the quarter by positive concentrate pricing, geographic country mix offset this benefit as economic recovery in emerging markets outpaces the rest of the world.  Additionally, fourth quarter net revenues were impacted by six fewer selling days versus the prior year quarter.  Excluding the impact of six fewer selling days, we estimate that fourth quarter currency neutral net revenues would have been in line with our long-term target.  For the full year, comparable currency neutral net revenues excluding structural changes increased 4%.

Cost of goods sold increased 3% in the quarter.  This increase is primarily driven by the 1% increase in concentrate sales and a 6% impact from currencies, offset by a favorable impact from lower input costs.

Selling, general and administrative expenses increased 9% in the quarter, and increased 2% on a currency neutral basis.  The increase was partly attributable to a net increase in pension and incentive costs offset by our continued effective management of general and administrative expenses.

Reported and comparable operating income both increased 4% in the quarter.  Items impacting comparability reduced operating income by $101 million in 2009 and by $108 million in 2008.  These items were primarily related to restructuring charges and costs related to global productivity initiatives.  Comparable currency neutral operating income was even in the quarter.  Currency positively impacted comparable operating income by 4% in the quarter.  Excluding the impact of six fewer selling days, we estimate that comparable currency neutral operating income for the quarter would have been ahead of our long-term target.  After considering current spot rates, the anticipated benefits of our hedging coverage and the cycling of prior year exchange rates, we expect currencies to have a slightly positive impact on full year 2010 operating income with the benefit more heavily weighted to the first half of 2010.

For the fourth quarter of 2009, our reported earnings per share were $0.66, an increase of 53%.  Reported earnings per share for the fourth quarter of 2009 and 2008 included a net charge of $0.00 and $0.21 per share, respectively. The net charge in both years included restructuring charges and costs related to global productivity initiatives.  The 2008 net charge also included a non-cash impairment charge related to Coca-Cola Enterprises Inc. (CCE), an equity investee.  After considering the items impacting comparability, earnings per share for the quarter were $0.66, an increase of 3%.  Earnings per share for the quarter were positively impacted by the relative weakness of the U.S. dollar versus other currencies around the world as compared to the prior year.

Cash from operations was $8.2 billion for the year compared with $7.6 billion in the prior year, an increase of 8%.  This increase was primarily driven by better management of working capital versus the prior year as well as higher dividends from equity investees.  For the full year, we repurchased $1.5 billion of our stock.

Effective Tax Rate

The reported effective tax rate for the quarter and full year was 19.5% and 22.8%, respectively.  The underlying effective tax rate on operations for both the quarter and full year was 23.0%.  The variance between the reported rate and the underlying rate was due to the tax impact of various separately disclosed items impacting comparability.

The Company anticipates that its underlying effective tax rate on operations for the full year 2010 will be in the range of 23.0% to 23.5%.  Our estimated underlying effective tax rate does not reflect the impact of significant or unusual items and discrete events, which, if and when they occur, are separately recognized in the appropriate period.

Items Impacting Prior Year Results

Fourth quarter 2008 results included a net charge of $0.21 per share primarily related to a non-cash impairment charge at CCE, restructuring charges and asset write-downs.

Third quarter 2008 results included a net charge of $0.02 per share primarily due to restructuring charges and costs related to global productivity initiatives partially offset by a gain on the sale of a portion of our investment in the Pakistan bottler.

Second quarter 2008 results included a net charge of $0.40 per share primarily related to charges recorded by our equity method investees, restructuring charges and asset write-downs.

First quarter 2008 results included a net charge of $0.03 per share primarily related to restructuring charges and asset write-downs.

NOTES

•                  All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period.  References to cycling of growth rates compare the growth rate of the current period to that of the prior year comparable period.

•                  “Concentrate sales” represents the amount of concentrates, syrups, beverage bases and powders sold by, or used in finished beverages sold by, the Company to its bottling partners or other customers.

•                  “Sparkling beverages” means nonalcoholic ready-to-drink beverages with carbonation, including energy drinks and carbonated waters and flavored waters.

•                  “Still beverages” means nonalcoholic beverages without carbonation, including noncarbonated waters, flavored waters and enhanced waters, juices and juice drinks, teas, coffees and sports drinks.

•                  All unit case volume percentage changes are computed based on average daily sales for the fourth quarter and are computed on a reported basis for the full year.  “Unit case”

means a unit of measurement equal to 24 eight-ounce servings of finished beverage, and “unit case volume” means the number of unit cases (or unit case equivalents) of Company beverages directly or indirectly sold by the Company and its bottling partners to customers.

•                  Fourth quarter 2009 results were impacted by six fewer selling days, which offset the impact of five additional selling days in first quarter 2009 results.

•                  “Structural changes” refers to acquisitions or dispositions of bottling, distribution or canning operations and consolidation or deconsolidation of bottling and distribution entities for accounting purposes.

•                  Our long-term growth targets referenced in this release are on a comparable currency neutral basis and exclude structural changes.

CONFERENCE CALL

We are hosting a conference call with investors and analysts to discuss our fourth quarter and full year 2009 results today at 9:30 a.m. (EST). We invite investors to listen to the live audiocast of the conference call at our website, http://www.thecoca-colacompany.com in the “Investors” section.  A replay in downloadable MP3 format will also be available within 24 hours after the audiocast on our website.  Further, the “Investors” section of our website includes a reconciliation of non-GAAP financial measures that may be used periodically by management when discussing our financial results with investors and analysts to our results as reported under GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions except per share data)

	Three Months Ended
	December 31, 2009	December 31, 2008	% Change
Net Operating Revenues	$7,510	$7,126	5
Cost of goods sold	2,651	2,568	3
Gross Profit	4,859	4,558	7
Selling, general and administrative expenses	2,978	2,744	9
Other operating charges	101	108	—
Operating Income	1,780	1,706	4
Interest income	65	94	(31)
Interest expense	84	121	(31)
Equity income (loss) - net	172	(440)	—
Other income (loss) - net	27	(79)	—
Income Before Income Taxes	1,960	1,160	69
Income taxes	382	155	146
Consolidated Net Income	1,578	1,005	57
Less: Net income attributable to noncontrolling interests	35	10	250
Net Income Attributable to Shareowners of The Coca-Cola Company	$1,543	$995	55

Diluted Net Income Per Share*	$0.66	$0.43	53
Average Shares Outstanding - Diluted*	2,342	2,321

*                 For the three months ended December 31, 2009 and December 31, 2008, “Basic Net Income Per Share” was $0.67 for 2009 and $0.43 for 2008 based on “Average Shares Outstanding - Basic” of 2,312 for 2009 and 2,312 for 2008.  Basic net income per share and diluted net income per share are calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions except per share data)

	Year Ended
	December 31, 2009	December 31, 2008	% Change
Net Operating Revenues	$30,990	$31,944	(3)
Cost of goods sold	11,088	11,374	(3)
Gross Profit	19,902	20,570	(3)
Selling, general and administrative expenses	11,358	11,774	(4)
Other operating charges	313	350	—
Operating Income	8,231	8,446	(3)
Interest income	249	333	(25)
Interest expense	355	438	(19)
Equity income (loss) - net	781	(874)	—
Other income (loss) - net	40	39	—
Income Before Income Taxes	8,946	7,506	19
Income taxes	2,040	1,632	25
Consolidated Net Income	6,906	5,874	18
Less: Net income attributable to noncontrolling interests	82	67	22
Net Income Attributable to Shareowners of The Coca-Cola Company	$6,824	$5,807	18

Diluted Net Income Per Share*	$2.93	$2.49	18
Average Shares Outstanding - Diluted*	2,329	2,336

*                 For the years ended December 31, 2009 and December 31, 2008, “Basic Net Income Per Share” was $2.95 for 2009 and $2.51 for 2008 based on “Average Shares Outstanding - Basic” of 2,314 for 2009 and 2,315 for 2008.  Basic net income per share and diluted net income per share are calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(UNAUDITED)

(In millions except par value)

	December 31, 2009	December 31, 2008
Assets
Current Assets
Cash and cash equivalents	$9,151	$4,701
Marketable securities	62	278
Trade accounts receivable, less allowances of $55 and $51, respectively	3,758	3,090
Inventories	2,354	2,187
Prepaid expenses and other assets	2,226	1,920
Total Current Assets	17,551	12,176
Equity Method Investments	6,217	5,316
Other Investments, Principally Bottling Companies	538	463
Other Assets	1,976	1,733
Property, Plant and Equipment - net	9,561	8,326
Trademarks With Indefinite Lives	6,183	6,059
Goodwill	4,224	4,029
Other Intangible Assets	2,421	2,417
Total Assets	$48,671	$40,519

Liabilities and Equity
Current Liabilities
Accounts payable and accrued expenses	$6,657	$6,205
Loans and notes payable	6,749	6,066
Current maturities of long-term debt	51	465
Accrued income taxes	264	252
Total Current Liabilities	13,721	12,988
Long-Term Debt	5,059	2,781
Other Liabilities	2,965	3,011
Deferred Income Taxes	1,580	877
The Coca-Cola Company Shareowners’ Equity
Common stock, $0.25 par value; Authorized - 5,600 shares; Issued - 3,520 and 3,519 shares, respectively	880	880
Capital surplus	8,537	7,966
Reinvested earnings	41,537	38,513
Accumulated other comprehensive income (loss)	(757)	(2,674)
Treasury stock, at cost - 1,217 and 1,207 shares, respectively	(25,398)	(24,213)
Equity Attributable to Shareowners of The Coca-Cola Company	24,799	20,472
Equity Attributable to Noncontrolling Interests	547	390
Total Equity	25,346	20,862
Total Liabilities and Equity	$48,671	$40,519

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(UNAUDITED)

(In millions)

	Year Ended
	December 31, 2009	December 31, 2008

Operating Activities
Consolidated net income	$6,906	$5,874
Depreciation and amortization	1,236	1,228
Stock-based compensation expense	241	266
Deferred income taxes	353	(360)
Equity income or loss, net of dividends	(359)	1,128
Foreign currency adjustments	61	(42)
Gains on sales of assets, including bottling interests	(43)	(130)
Other operating charges	134	209
Other items	221	153
Net change in operating assets and liabilities	(564)	(755)
Net cash provided by operating activities	8,186	7,571

Investing Activities
Acquisitions and investments, principally beverage and bottling companies and trademarks	(300)	(759)
Purchases of other investments	(22)	(240)
Proceeds from disposals of bottling companies and other investments	240	479
Purchases of property, plant and equipment	(1,993)	(1,968)
Proceeds from disposals of property, plant and equipment	104	129
Other investing activities	(48)	(4)
Net cash used in investing activities	(2,019)	(2,363)

Financing Activities
Issuances of debt	14,689	4,337
Payments of debt	(12,326)	(4,308)
Issuances of stock	662	586
Purchases of stock for treasury	(1,518)	(1,079)
Dividends	(3,800)	(3,521)
Net cash used in financing activities	(2,293)	(3,985)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	576	(615)

Cash and Cash Equivalents
Net increase during the year	4,450	608
Balance at beginning of year	4,701	4,093
Balance at end of year	$9,151	$4,701

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In millions)

Three Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	December 31, 2009 (1)	December 31, 2008 (5)	% Fav. / (Unfav.)	December 31, 2009 (2)	December 31, 2008 (6)	% Fav. / (Unfav.)	December 31, 2009 (2), (3), (4)	December 31, 2008 (6), (7), (8)	% Fav. / (Unfav.)
Eurasia & Africa	$542	$507	7	$176	$158	11	$173	$153	13
Europe	1,190	1,175	1	619	628	(1)	615	602	2
Latin America	1,120	941	19	559	503	11	558	497	12
North America	1,886	1,974	(4)	383	411	(7)	379	399	(5)
Pacific	1,144	1,091	5	395	375	5	391	371	5
Bottling Investments	2,044	1,832	12	43	25	72	234	(384)	—
Corporate	24	16	50	(395)	(394)	0	(390)	(478)	18
Eliminations	(440)	(410)	—	—	—	—	—	—	—
Consolidated	$7,510	$7,126	5	$1,780	$1,706	4	$1,960	$1,160	69

(1)

Intersegment revenues for the three months ended December 31, 2009, were approximately $34 million for Eurasia and Africa, $210 million for Europe, $69 million for Latin America, $24 million for North America, $74 million for Pacific and $29 million for Bottling Investments.

(2)

Operating income (loss) and income (loss) before income taxes for the three months ended December 31, 2009, were reduced by approximately $1 million for Eurasia and Africa, $4 million for Europe, $16 million for North America, $32 million for Bottling Investments and $48 million for Corporate, primarily due to restructuring costs and the Company’s ongoing productivity initiatives.

(3)

Income (loss) before income taxes for the three months ended December 31, 2009, was reduced by approximately $18 million for Bottling Investments, primarily attributable to the Company’s proportionate share of restructuring charges recorded by certain of our equity method investees.

(4)

Income (loss) before income taxes for the three months ended December 31, 2009, was increased by approximately $34 million for Corporate, primarily due to realized gains on the sale of equity securities that were classified as available-for-sale. In 2008, the Company recognized an other-than-temporary impairment related to these securities. The gains on the sale of these securities represent the appreciation in market value since the impairment was recognized.

(5)

Intersegment revenues for the three months ended December 31, 2008, were approximately $33 million for Eurasia and Africa, $206 million for Europe, $48 million for Latin America, $28 million for North America, $65 million for Pacific and $30 million for Bottling Investments.

(6)

Operating income (loss) and income (loss) before income taxes for the three months ended December 31, 2008, were reduced by approximately $1 million for Eurasia and Africa, $44 million for North America, $21 million for Bottling Investments and $42 million for Corporate, primarily due to restructuring costs, productivity initiatives, asset impairments and contract termination fees.

(7)

Income (loss) before income taxes for the three months ended December 31, 2008, was reduced by approximately $19 million for Europe, $8 million for North America and $529 million for Bottling Investments, primarily attributable to the Company’s proportionate share of asset impairment charges recorded by certain of our equity method investees.

(8)

Income (loss) before income taxes for the three months ended December 31, 2008, was reduced by approximately $2 million for North America, $30 million for Bottling Investments and $52 million for Corporate, primarily due to other-than-temporary impairments of available-for-sale securities.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In millions)

Year Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	December 31, 2009 (1)	December 31, 2008 (6)	% Fav. / (Unfav.)	December 31, 2009 (2)	December 31, 2008 (7)	% Fav. / (Unfav.)	December 31, 2009 (2), (3), (4), (5)	December 31, 2008 (7), (8), (9), (10)	% Fav. / (Unfav.)
Eurasia & Africa	$2,197	$2,327	(6)	$810	$834	(3)	$810	$823	(2)
Europe	5,203	5,801	(10)	2,946	3,175	(7)	2,976	3,182	(6)
Latin America	3,882	3,835	1	2,042	2,099	(3)	2,039	2,098	(3)
North America	8,271	8,280	0	1,699	1,584	7	1,701	1,579	8
Pacific	4,875	4,695	4	1,887	1,858	2	1,866	1,841	1
Bottling Investments	8,320	8,931	(7)	179	264	(32)	980	(582)	—
Corporate	88	107	(18)	(1,332)	(1,368)	3	(1,426)	(1,435)	1
Eliminations	(1,846)	(2,032)	—	—	—	—	—	—	—
Consolidated	$30,990	$31,944	(3)	$8,231	$8,446	(3)	$8,946	$7,506	19

(1)

Intersegment revenues for the year ended December 31, 2009, were approximately $220 million for Eurasia and Africa, $895 million for Europe, $182 million for Latin America, $80 million for North America, $342 million for Pacific and $127 million for Bottling Investments.

(2)

Operating income (loss) and income (loss) before income taxes for the year ended December 31, 2009, were reduced by approximately $4 million for Eurasia and Africa, $7 million for Europe, $31 million for North America, $1 million for Pacific, $141 million for Bottling Investments and $129 million for Corporate, primarily as a result of restructuring costs, the Company’s ongoing productivity initiatives and asset impairments.

(3)

Income (loss) before income taxes for the year ended December 31, 2009, was reduced by approximately $84 million for Bottling Investments and $2 million for Corporate, primarily attributable to the Company’s proportionate share of asset impairment and restructuring charges recorded by certain of our equity method investees.

(4)	Income (loss) before income taxes for the year ended December 31, 2009, was reduced by approximately $27 million for Corporate due to an other-than-temporary impairment of a cost method investment.

(5)

Income (loss) before income taxes for the year ended December 31, 2009, was increased by approximately $44 million for Corporate due to realized gains on the sale of equity securities that were classified as available-for-sale. In 2008, the Company recognized an other-than-temporary impairment related to these securities. The gains on the sale of these securities represent the appreciation in market value since the impairment was recognized.

(6)

Intersegment revenues for the year ended December 31, 2008, were approximately $192 million for Eurasia and Africa, $1,016 million for Europe, $212 million for Latin America, $75 million for North America, $337 million for Pacific and $200 million for Bottling Investments.

(7)

Operating income (loss) and income (loss) before income taxes for the year ended December 31, 2008, were reduced by approximately $1 million for Eurasia and Africa, $1 million for Latin America, $56 million for North America, $46 million for Bottling Investments and $246 million for Corporate, primarily attributable to restructuring costs, contract termination fees, productivity initiatives and asset impairments.

(8)

Income (loss) before income taxes for the year ended December 31, 2008, was reduced by approximately $19 million for Europe, $8 million for North America and $1,659 million for Bottling Investments, primarily as a result of our proportionate share of asset impairment charges recorded by certain of our equity method investees.

(9)

Income (loss) before income taxes for the year ended December 31, 2008, was increased by approximately $119 million for Bottling Investments and Corporate, primarily due to the gain on the sale of Refrigerantes Minas Gerais Ltda. (“Remil”), a bottler in Brazil, to Coca-Cola FEMSA, S.A.B. de C.V. and the sale of 49 percent of our interest in Coca-Cola Beverages Pakistan Ltd. to Coca-Cola Icecek A.S.

(10)

Income (loss) before income taxes for the year ended December 31, 2008, was reduced by approximately $2 million for North America, $30 million for Bottling Investments and $52 million for Corporate, primarily due to other-than-temporary impairments of available-for-sale securities.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data)

	Three Months Ended December 31, 2009									% Change -
		Items Impacting Comparability					After			After
	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	Equity Investees	Transaction Gains	Certain Tax Matters	Considering Items (Non-GAAP)		% Change - Reported (GAAP)	Considering Items (Non-GAAP)
Net Operating Revenues	$7,510						$7,510		5	5	(1)
Cost of goods sold	2,651						2,651		3	3
Gross Profit	4,859						4,859		7	7	(2), (5)
Selling, general and administrative expenses	2,978						2,978		9	9	(3)
Other operating charges	101	$(52)	$(49)				—		—	—
Operating Income	1,780	52	49				1,881		4	4	(4), (5)
Interest income	65						65		(31)	(31)
Interest expense	84						84		(31)	(31)
Equity income - net	172			$18			190		—	64
Other income (loss) - net	27				$(34)		(7)		—	—
Income Before Income Taxes	1,960	52	49	18	(34)		2,045		69	7
Income taxes	382	7	18	3		$53	463		146	11
Consolidated Net Income	1,578	45	31	15	(34)	(53)	1,582		57	6
Less: Net income attributable to noncontrolling interests	35						35		250	250
Net Income Attributable to Shareowners of The Coca-Cola Company	$1,543	$45	$31	$15	$(34)	$(53)	$1,547		55	5
Diluted Net Income Per Share	$0.66	$0.02	$0.01	$0.01	$(0.01)	$(0.02)	$0.66	(6)	53	3
Average Shares Outstanding - Diluted	2,342	2,342	2,342	2,342	2,342	2,342	2,342

Gross Margin	64.7%						64.7%
Operating Margin	23.7%						25.0%
Effective Tax Rate	19.5%						22.6	% (7)

	Three Months Ended December 31, 2008
		Items Impacting Comparability					After
	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	Equity Investees	Transaction Gains	Certain Tax Matters	Considering Items (Non-GAAP)
Net Operating Revenues	$7,126						$7,126
Cost of goods sold	2,568						2,568
Gross Profit	4,558						4,558
Selling, general and administrative expenses	2,744						2,744
Other operating charges	108	$(77)	$(31)				—
Operating Income	1,706	77	31				1,814
Interest income	94						94
Interest expense	121						121
Equity income (loss) - net	(440)			$556			116
Other income (loss) - net	(79)	84			$(1)		4
Income Before Income Taxes	1,160	161	31	556	(1)		1,907
Income taxes	155	23	12	197		$31	418
Consolidated Net Income	1,005	138	19	359	(1)	(31)	1,489
Less: Net income attributable to noncontrolling interests	10						10
Net Income Attributable to Shareowners of The Coca-Cola Company	$995	$138	$19	$359	$(1)	$(31)	$1,479
Diluted Net Income Per Share	$0.43	$0.06	$0.01	$0.15	$0.00	$(0.01)	$0.64
Average Shares Outstanding - Diluted	2,321	2,321	2,321	2,321	2,321	2,321	2,321

Gross Margin	64.0%						64.0%
Operating Margin	23.9%						25.5%
Effective Tax Rate	13.4%						21.9	% (7)

Notes:             Items to consider for comparability include primarily charges, gains, and accounting changes.  Charges and accounting changes negatively impacting net income are reflected as increases to reported net income.  Gains and accounting changes positively impacting net income are reflected as deductions to reported net income.

The currency impact is equal to the difference between current year U.S. dollar amounts at current year exchange rates compared to current year U.S. dollar amounts recalculated using prior year comparable period exchange rates.  In all cases, the exchange rates include the impact of hedging in the applicable periods.

(1)          Net operating revenues after considering items impacting comparability for the three months ended December 31, 2009 include a positive currency impact of approximately 5%.  Currency neutral net operating revenue growth after considering items impacting comparability is 0%.  Currency neutral net operating revenue growth is not impacted by structural changes.  Currency neutral net operating revenue growth after considering items impacting comparability and structural changes is 0%.

(2)          Gross profit after considering items impacting comparability for the three months ended December 31, 2009 includes a positive currency impact of approximately 6%.  Currency neutral gross profit growth after considering items impacting comparability is 1%.

(3)          Selling, general and administrative expenses after considering items impacting comparability for the three months ended December 31, 2009 include a currency impact of approximately 6%.  Currency neutral selling, general and administrative expense growth after considering items impacting comparability is 2%.  Items do not add due to rounding.

(4)          Operating income after considering items impacting comparability for the three months ended December 31, 2009 includes a positive currency impact of approximately 4%.  Currency neutral operating income growth after considering items impacting comparability is 0%.

(5)          Currency neutral operating expense leverage after considering items impacting comparability for the three months ended December 31, 2009 is negative 1%, which is calculated by subtracting currency neutral gross profit growth after considering items impacting comparability of 1% from currency neutral operating income growth after considering items impacting comparability of 0%.

(6)          Per share amounts do not add due to rounding.

(7)          Effective tax rate after considering impact of net income attributable to noncontrolling interests:

	2009	2008
Income before income taxes of $2,045 and $1,907 for 2009 and 2008, respectively, less net income attributable to noncontrolling interests of $35 and $10 for 2009 and 2008, respectively	$2,010	$1,897
Income taxes	$463	$418
Effective tax rate after considering impact of net income attributable to noncontrolling interests	23.0%	22.0%

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability.  Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance.  See the tables above for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended December 31, 2009 and December 31, 2008. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data)

	Year Ended December 31, 2009									% Change -
		Items Impacting Comparability					After			After
	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	Equity Investees	Transaction Gain	Certain Tax Matters	Considering Items (Non-GAAP)		% Change - Reported (GAAP)	Considering Items (Non-GAAP)
Net Operating Revenues	$30,990						$30,990		(3)	(3	) (1)
Cost of goods sold	11,088						11,088		(3)	(3)
Gross Profit	19,902						19,902		(3)	(3	) (2), (4)
Selling, general and administrative expenses	11,358						11,358		(4)	(4)
Other operating charges	313	$(206)	$(107)				—		—	—
Operating Income	8,231	206	107				8,544		(3)	(3	) (3), (4)
Interest income	249						249		(25)	(25)
Interest expense	355						355		(19)	(19)
Equity income - net	781			$86			867		—	7
Other income (loss) - net	40	27			$(44)		23		—	—
Income Before Income Taxes	8,946	233	107	86	(44)		9,328		19	(2)
Income taxes	2,040	16	38	18		$15	2,127		25	2
Consolidated Net Income	6,906	217	69	68	(44)	(15)	7,201		18	(3)
Less: Net income attributable to noncontrolling interests	82						82		22	22
Net Income Attributable to Shareowners of The Coca-Cola Company	$6,824	$217	$69	$68	$(44)	$(15)	$7,119		18	(3)
Diluted Net Income Per Share	$2.93	$0.09	$0.03	$0.03	$(0.02)	$(0.01)	$3.06	(5)	18	(3)
Average Shares Outstanding - Diluted	2,329	2,329	2,329	2,329	2,329	2,329	2,329

Gross Margin	64.2%						64.2%
Operating Margin	26.6%						27.6%
Effective Tax Rate	22.8%						22.8	% (6)

	Year Ended December 31, 2008
		Items Impacting Comparability					After
	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	Equity Investees	Transaction Gains	Certain Tax Matters	Considering Items (Non-GAAP)
Net Operating Revenues	$31,944						$31,944
Cost of goods sold	11,374						11,374
Gross Profit	20,570						20,570
Selling, general and administrative expenses	11,774						11,774
Other operating charges	350	$(295)	$(55)				—
Operating Income	8,446	295	55				8,796
Interest income	333						333
Interest expense	438						438
Equity income (loss) - net	(874)			$1,686			812
Other income (loss) - net	39	84			$(119)		4
Income Before Income Taxes	7,506	379	55	1,686	(119)		9,507
Income taxes	1,632	66	21	392	(29)	$(5)	2,077
Consolidated Net Income	5,874	313	34	1,294	(90)	5	7,430
Less: Net income attributable to noncontrolling interests	67						67
Net Income Attributable to Shareowners of The Coca-Cola Company	$5,807	$313	$34	$1,294	$(90)	$5	$7,363
Diluted Net Income Per Share	$2.49	$0.13	$0.01	$0.55	$(0.04)	$0.00	$3.15	(5)
Average Shares Outstanding - Diluted	2,336	2,336	2,336	2,336	2,336	2,336	2,336

Gross Margin	64.4%						64.4%
Operating Margin	26.4%						27.5%
Effective Tax Rate	21.7%						21.8	% (6)

Notes:             Items to consider for comparability include primarily charges, gains, and accounting changes.  Charges and accounting changes negatively impacting net income are reflected as increases to reported net income.  Gains and accounting changes positively impacting net income are reflected as deductions to reported net income.

The currency impact is equal to the difference between current year U.S. dollar amounts at current year exchange rates compared to current year U.S. dollar amounts recalculated using prior year comparable period exchange rates.  In all cases, the exchange rates include the impact of hedging in the applicable periods.

(1)          Net operating revenues after considering items impacting comparability for the year ended December 31, 2009 include a negative currency impact of approximately 5%.  Currency neutral net operating revenue growth after considering items impacting comparability is 2%.  Currency neutral net operating revenue growth includes a negative impact due to structural changes of $396, or approximately 1%.  Currency neutral net operating revenue growth after considering items impacting comparability and structural changes is 4%.  Items do not add due to rounding.

(2)          Gross profit after considering items impacting comparability for the year ended December 31, 2009 includes a negative currency impact of approximately 7%.  Currency neutral gross profit growth after considering items impacting comparability is 4%.

(3)          Operating income after considering items impacting comparability for the year ended December 31, 2009 includes a negative currency impact of approximately 10%.  Currency neutral operating income growth after considering items impacting comparability is 7%.

(4)          Currency neutral operating expense leverage after considering items impacting comparability for the year ended December 31, 2009 is 3%, which is calculated by subtracting currency neutral gross profit growth after considering items impacting comparability of 4% from currency neutral operating income growth after considering items impacting comparability of 7%.

(5)          Per share amounts do not add due to rounding.

(6)          Effective tax rate after considering impact of net income attributable to noncontrolling interests:

	2009	2008
Income before income taxes of $9,328 and $9,507 for 2009 and 2008, respectively, less net income attributable to noncontrolling interests of $82 and $67 for 2009 and 2008, respectively	$9,246	$9,440
Income taxes	$2,127	$2,077
Effective tax rate after considering impact of net income attributable to noncontrolling interests	23.0%	22.0%

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability.  Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance.  See the tables above for supplemental financial data and corresponding reconciliations to GAAP financial measures for the years ended December 31, 2009 and December 31, 2008. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Reconciliation of GAAP and Non-GAAP Financial Measures

Operating Income (Loss) by Segment

(UNAUDITED)

(In millions)

										% Favorable
	Three Months Ended December 31, 2009				Three Months Ended December 31, 2008					(Unfavorable) -
		Items Impacting Comparability		After		Items Impacting Comparability		After	% Favorable	After Considering
		Asset		Considering		Asset		Considering	(Unfavorable) -	Items
	Reported	Impairments/	Productivity	Items	Reported	Impairments/	Productivity	Items	Reported	(Non-GAAP)
	(GAAP)	Restructuring	Initiatives	(Non-GAAP)	(GAAP)	Restructuring	Initiatives	(Non-GAAP)	(GAAP)	(1)
Eurasia & Africa	$176		$1	$177	$158	$1		$159	11	11
Europe	619	$1	3	623	628			628	(1)	(1)
Latin America	559			559	503			503	11	11
North America	383	15	1	399	411	44		455	(7)	(12)
Pacific	395			395	375			375	5	5
Bottling Investments	43	32		75	25	21		46	72	63
Corporate	(395)	4	44	(347)	(394)	11	$31	(352)	0	1
Consolidated	$1,780	$52	$49	$1,881	$1,706	$77	$31	$1,814	4	4

Note: The currency impact is equal to the difference between current year U.S. dollar amounts at current year exchange rates compared to current year U.S. dollar amounts recalculated using prior year comparable period exchange rates.  In all cases, the exchange rates include the impact of hedging in the applicable periods.

(1) Currency neutral operating income growth after considering items impacting comparability for each operating segment is calculated as follows:

	% Favorable (Unfavorable) - After Considering Items (Non-GAAP)	% Currency Impact After Considering Items Impacting Comparability	% Favorable (Unfavorable) - Currency Neutral After Considering Items (Non-GAAP)

Eurasia & Africa	11	4	7
Europe	(1)	0	(1)
Latin America	11	(5)	16
North America	(12)	(2)	(10)
Pacific	5	2	3
Bottling Investments	63	46	17
Corporate	1	18	(17)
Consolidated	4	4	0

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance.  See the tables above for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended December 31, 2009 and December 31, 2008. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

Operating Income (Loss) by Segment

(UNAUDITED)

(In millions)

										% Favorable
	Year Ended December 31, 2009				Year Ended December 31, 2008					(Unfavorable) -
		Items Impacting Comparability		After		Items Impacting Comparability		After	% Favorable	After Considering
		Asset		Considering		Asset		Considering	(Unfavorable) -	Items
	Reported	Impairments/	Productivity	Items	Reported	Impairments/	Productivity	Items	Reported	(Non-GAAP)
	(GAAP)	Restructuring	Initiatives	(Non-GAAP)	(GAAP)	Restructuring	Initiatives	(Non-GAAP)	(GAAP)	(1)
Eurasia & Africa	$810	$2	$2	$814	$834	$1		$835	(3)	(3)
Europe	2,946	2	5	2,953	3,175			3,175	(7)	(7)
Latin America	2,042			2,042	2,099	1		2,100	(3)	(3)
North America	1,699	30	1	1,730	1,584	56		1,640	7	5
Pacific	1,887		1	1,888	1,858			1,858	2	2
Bottling Investments	179	141		320	264	46		310	(32)	3
Corporate	(1,332)	31	98	(1,203)	(1,368)	191	$55	(1,122)	3	(7)
Consolidated	$8,231	$206	$107	$8,544	$8,446	$295	$55	$8,796	(3)	(3)

Note: The currency impact is equal to the difference between current year U.S. dollar amounts at current year exchange rates compared to current year U.S. dollar amounts recalculated using prior year comparable period exchange rates.  In all cases, the exchange rates include the impact of hedging in the applicable periods.

(1) Currency neutral operating income growth after considering items impacting comparability for each operating segment is calculated as follows:

	% Favorable (Unfavorable) - After Considering Items (Non-GAAP)	% Currency Impact After Considering Items Impacting Comparability	% Favorable (Unfavorable) - Currency Neutral After Considering Items (Non-GAAP)

Eurasia & Africa	(3)	(15)	12
Europe	(7)	(11)	4
Latin America	(3)	(18)	15
North America	5	(2)	7
Pacific	2	4	(2)
Bottling Investments	3	(20)	23
Corporate	(7)	(4)	(3)
Consolidated	(3)	(10)	7

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance.  See the tables above for supplemental financial data and corresponding reconciliations to GAAP financial measures for the years ended December 31, 2009 and December 31, 2008. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is the world’s largest beverage company, refreshing consumers with more than 500 sparkling and still brands. Together with Coca-Cola, recognized as the world’s most valuable brand, the Company’s portfolio includes 14 billion dollar brands, including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, Powerade, Minute Maid, Simply and Georgia Coffee. Globally, we are the No. 1 provider of sparkling beverages, juices and juice drinks and ready-to-drink teas and coffees. Through the world’s largest beverage distribution system, consumers in more than 200 countries enjoy the Company’s beverages at a rate of 1.6 billion servings a day. With an enduring commitment to building sustainable communities, our Company is focused on initiatives that protect the environment, conserve resources and enhance the economic development of the communities where we operate. For more information about our Company, please visit our website at www.thecoca-colacompany.com.

Forward-Looking Statements

This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company’s historical experience and our present expectations or projections. These risks include, but are not limited to, obesity and other health concerns; scarcity and quality of water; changes in the nonalcoholic beverages business environment, including changes in consumer preferences based on health and nutrition considerations and obesity concerns; shifting consumer tastes and needs, changes in lifestyles and competitive product and pricing pressures; impact of the global credit crisis on our liquidity and financial performance; our ability to expand our operations in developing and emerging markets; foreign currency exchange rate fluctuations; increases in interest rates; our ability to maintain good relationships with our bottling partners; the financial condition of our bottling partners; our ability and the ability of our bottling partners to maintain good labor relations, including the ability to renew collective bargaining agreements on satisfactory terms and avoid strikes, work stoppages or labor unrest; increase in the cost, disruption of supply or shortage of energy; increase in cost, disruption of supply or shortage of ingredients or packaging materials; changes in laws and regulations relating to beverage containers and packaging, including container deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; unfavorable general economic conditions in the United States or other major markets; unfavorable economic and political conditions in international markets, including civil unrest and product boycotts; changes in commercial or market practices and business model within the European Union; litigation uncertainties; adverse weather conditions; our ability to maintain brand image and corporate reputation as well as other product issues such as product recalls; changes in legal and regulatory environments; changes in accounting standards and taxation requirements; our ability to achieve overall long-term goals; our ability to protect our information systems; additional impairment charges; our ability to successfully manage Company-owned bottling operations; the impact of climate change on our business; global or regional catastrophic events; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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